LICENSE, DISTRIBUTION AND STRATEGIC ALLIANCE AGREEMENT

This LICENSE, DISTRIBUTION AND STRATEGIC ALLIANCE AGREEMENT ("Agreement") is entered into as of May 1, 2015, by and between: CRU Global Innovations, Inc. a California corporation (hereinafter "Company" or "CRU"), with its principal place of business at 3191 Red Hill Ave. Suite 250 Costa Mesa, CA 92626, and Bosch International, LLC., and James Schramm as an individual, (hereinafter "BOSCH"), with their principal place of business located at 3735 Howard Hughes Pkwy #200, Las Vegas Nevada 89169.

WHEREAS

I COMPANY supplies products using COMPANY'S proprietary technology relating to "Nano Printed Lights" or "Light Sheets" (the "Products") listed on attached Exhibit A during the term of this Agreement ("Term") (Term defined in Section 8 of this Agreement).

II BOSCH desires to have exclusive and non exclusive license rights, rights of product. To act as an exclusive License Distributor of the Products and/or to incorporate the Products into BOSCH's existing or future products (the "Value Added Products") solely within the United States and Canada exclusive of the US Virgin Islands ("Territory") during the Term of this Agreement.

NOW IT IS AGREED AS FOLLOWS:

1. Appointment, License rights, Exclusivity and Products.

1.1 Appointment, License rights. Subject to the terms and conditions of this Agreement, COMPANY hereby appoints and gives Exclusive, limited license rights of product (as per this agreement) to BOSCH for the Term as a exclusive Strategic Alliance, Distributor/reseller the Products to the motion picture and movie business (As defined in Section 1.2 thru 1.3 of this agreement) in the Territory and BOSCH accepts such appointment and rights. BOSCH may market and sell Products outside the motion picture and movie business during the Term and within the Territory with the prior written consent (via email) of COMPANY.

1.2 Exclusivity. The exclusivity and rights granted by COMPANY to BOSCH herein is limited solely to the Term and to the sales of Products to the motion picture and movie industry in the Territory. COMPANY is not limited in marketing or selling Products to customers whose business may on occasion have some limited affiliation and/or business with the motion pictures and movies, as long as it is not a conflict of interest or any interference and/or potential interference with BOSCH's clients and/or potential clients. However, COMPANY will refer to BOSCH any orders or inquiries for Products used to promote motion pictures and movies. COMPANY may contract with other resellers and/or distributors whose core business is not the motion picture and movie business as long as BOSCH confirms (via email) that there is not a conflict of interest to their clients and/or potential clients. Core business as it is used in this AGREEMENT is understood to be resellers and/or distributors who generate forty percent (40%) or more of their gross sales and/or revenue from the motion picture and movie industry division/s, affiliations of their business/es and/or affiliates. COMPANY'S other resellers and/or distributors may have pre- existing relationships whereby they market Products to those in the motion picture and movie business (prior notification via email to BOSCH for approval is required to avoid any conflict of interest). COMPANY makes no guarantee to refer this business to BOSCH rather Company will use good faith attempts to refer to BOSCH orders for Products used to promote motion pictures and movies. COMPANY hereby grants BOSCH with the limitations noted above the exclusive right and license rights to market and sell Products in the Territory during the Term to:

1.2.1 All movie theaters and cinema companies;

1.2.2 MGM's, SONY's, Warner Brothers'. Disney's, Paramount's, Universal's and 20th Century FOX's motion picture (movie) distribution divisions;

1.2.3 MGM's, SONY's, Warner Brothers'. Disney's, Paramount's, Universal's and 20th Century FOX's motion picture (movie) production divisions;

1.2.4 All motion picture (movie) Actors, motion picture (movie) Directors and motion picture (movie) Producers;

1.2.5 All motion picture (movie) media agencies and advertising agencies solely for the distribution of motion pictures (movies), feature films and movie events (premieres); and,

1.2.6 All motion picture (movie) talent companies, motion picture (movie) Agents, motion picture (movie) Agencies, motion picture (movie) Manager's, motion picture (movie) PR companies and motion picture (movie) Management Companies.

1.3 Products. Limited Automotive and real Estate. The Products shall consist only of the items listed on attached Exhibit A.

2. Obligations Of COMPANY as Distributor.

2.1 Supplying of Products. COMPANY shall use its reasonable efforts to fill orders for Products received from BOSCH in accordance with the provisions of this Agreement. COMPANY shall use reasonable efforts to deliver each order to the BOSCH's location designated by BOSCH.

3. Obligations Of BOSCH.

3.1 Generally. BOSCH shall at all times at its own cost and expense use commercially reasonable efforts to promote the sale of the Products, including but not limited to (i) attendance by BOSCH at trade shows at which BOSCH shall promote the Products, (ii) Listing the Products in BOSCH's product lists and BOSCH's other marketing information, (iii) advertising the Products in trade journals, magazines, and other appropriate publications, and (iv) at COMPANY'S request distributing COMPANY'S press releases and other publicity and sales materials through BOSCH's print and online channels. BOSCH shall have the right to sell and resell the Products within the Territory through its brokers and agents. BOSCH must use its best efforts to offer technical support of the Products to its customers and to advise COMPANY immediately if it is unable to respond to customer inquiries effectively. COMPANY at its option shall have the right to use BOSCH'S promotional material of PRODUCTS (including but not limited to television, radio, internet, print publications, direct mail, signage, product placement, mobile devices, sponsorships and other media outlet advertising). COMPANY'S right to use BOSCH'S promotional material is conditioned only upon COMPANY crediting BOSCH in COMPANY'S use of BOSCH'S promotional materials.

3.2 Conduct of Business. BOSCH shall comply with all applicable federal, state, and local laws and ordinances in performing its duties under this Agreement and in any of its dealings with COMPANY or the Products. BOSCH agrees that it will not knowingly export or re-export any Products to any country outside the Territory and specifically to the People's Republic of China.

3.3 Competing Products. During the Term of this agreement, BOSCH shall not solicit the sale of, promote the sale of, sell, resell, exhibit for sale, distribute (directly or indirectly) or manufacture (directly or indirectly) any products that are substantially similar to COMPANY'S Products ("Competing Products") or act as a BOSCH, distributor, representative, agent, dealer or any other capacity of any Competing Products. BOSCH will abstain also from participating (directly or indirectly) in any business soliciting the sale of, promoting the sale of, selling, reselling, exhibiting for sale, distributing directly or indirectly or manufacturing directly or indirectly any Competing Products or act as BOSCH, distributor, representative, agent, dealer or any other capacity of any Competing Products. BOSCH shall not knowingly sell or provide any of the Competing Products to a competitor of COMPANY.

3.4 No Copying, Transfer, or Use of COMPANIES Proprietary Technology. BOSCH will not use, copy, or transfer COMPANY's proprietary technology to any third party and will take all reasonable steps to prevent inadvertent use, copying, or transfer of COMPANY's Proprietary Technology. Use, transfer, or copying of Confidential Information includes, but is not limited to, selling, licensing or otherwise transferring any products or services that contain or are derived from COMPANY's Proprietary Technology.

3.5. No Reverse Engineering. BOSCH shall not reverse engineer, decompile or disassemble COMPANY Products.

4. Ordering, Shipment Of Products and Payment Provisions.

4.1 Ordering of Products. Each order by BOSCH for Products shall be by written purchase order, specifying:

4.1.1 a sufficient description of the item ordered, including specifications of dimensions, capacity, quantity, size, etc.;

4.1.2 the price of the item as per the Price Schedule in effect at the time under paragraph 4.3 below;

4.1.3 requested delivery date; and,

4.1.4 shipping instructions.

All purchase orders shall refer to this Agreement. Notwithstanding anything in a purchase order or order confirmation to the contrary, the obligations and rights of the parties will be governed by the terms and conditions of this Agreement and not by the terms and conditions of any purchase order, order confirmation or other agreement entered into by BOSCH with the end user.

4.2 Change of Purchase Order. All changes to a purchase order will be requested by BOSCH in writing and will be subject to COMPANY's prior approval. COMPANY will notify BOSCH in writing of its acceptance or rejection of BOSCH's request but will not unreasonably reject any such request. If rejected, the changes will not be carried out and the applicable purchase order will continue to apply without amendments.

4.3 Price of Products. COMPANY shall sell the products to BOSCH based upon a price schedule to be provided from time to time by the COMPANY to the BOSCH. COMPANY reserves the right to increase or change such prices, at its sole discretion, upon reasonable notice to BOSCH. The determination of such price shall include discounts, rebates and similar incentives offered by COMPANY. COMPANY shall provide BOSCH any replacement price schedule by fax, email or mail, which shall apply to orders made after COMPANY transmits a copy of any amended price schedule. The Price Schedule offered for the initial 90 day period or Term as noted in this Agreement is included in Exhibit A.

4.4 Payment by BOSCH. Unless otherwise agreed in writing by the COMPANY Fifty Percent (50%) of payment for all Products shall be due from BOSCH at the time BOSCH submits its purchase order to COMPANY. The remaining Fifty Percent (50%) of payment for all Products shall be due prior to the time COMPANY ships Products to BOSCH. All payments and/or reimbursements arising under this Agreement made after the due date for the same shall accrue interest at the rate of ten percent (10%) per annum.

4.5 Taxes. The prices do not include national, state or local excise, sales, use, value added or other taxes ("Taxes") now or hereafter levied by any governmental authority on the sale, purchase, transport or delivery of the Products. BOSCH is responsible for all taxes associated with the order at the (time of the sale or thereafter). BOSCH shall be responsible for reimbursement of any and all Taxes paid by COMPANY within thirty (30) days from receiving an invoice for the same.

4.6 Shipping. BOSCH shall be responsible for all costs associated with the shipment of Products from COMPANY or COMPANY's agents to BOSCH. Any shipments from COMPANY or COMPANY's agents TO BOSCH shall be F.O.B. COMPANY's or COMPANY's agent's warehouse. All freight, insurance, duty, and taxes applicable to the sale of Products shall be paid by BOSCH to COMPANY in addition to the current Price. However, no sales or use tax will be charged to RESELLER if RESELLER has previously supplied COMPANY with appropriate tax exemption certificates in a form satisfactory to COMPANY. The prices, terms and conditions stated in this Agreement shall apply to orders for Products by RESELLER regardless of provisions of Distributor's invoices, purchase orders or other business forms.

4.7 Non-conforming Shipments. BOSCH shall notify COMPANY by email or facsimile within FIVE (5) days of receipt of any shipment that such shipment does not conform to BOSCH's order, stating specifically BOSCH's claim of non-conformity. If COMPANY is satisfied the shipment is non-conforming, COMPANY will promptly ship omitted or corrected items to BOSCH. For each shipment, BOSCH is required to make timely payment to COMPANY of any amount which is undisputed or not subject to such claims without off set or demand.

5. Limited Warranties.

5.1 Product Warranty. The Products supplied by COMPANY include standard limited warranties and instructional materials relevant to Products. RESELLER shall supply with each order to RESELLER's customers a copy of such Product warranties and instructional materials including but not limited to owner's manuals, assembly instructions, training materials, product repair or recall information, maintenance and troubleshooting guides, quick reference guides and storage and disposal information.

5.2 Remedy Products Warranty. In connection with the Products, COMPANY's sole liability to RESELLER, at COMPANY's option, in connection with a warranty claim shall be (i) either to replace, at COMPANY's option, the defective Products, or (ii) to refund the purchase price upon return of the defective Products. The warranty period for replaced Products shall be the remainder of the original warranty period for the replaced items. COMPANY shall incur no obligation under this warranty if (a) the allegedly defective Product is returned to COMPANY more than thirty (30) days after the expiration of the applicable warranty period; (b) if COMPANY's verifiable tests disclose that the alleged defect is not due to defects in material or workmanship; or (c) if the Product has been subjected to misuse or damage due to excessive stress (physical or otherwise) or heat. If COMPANY requests the return of any order of the Products, then COMPANY shall pay for all shipment and delivery charges associated with the return and, if applicable, COMPANY shall pay for all shipment and delivery charges associated with any replacement.

5.3 Intellectual Property Warranty. Excepting any intellectual property provided by BOSCH for use in connection with COMPANY's Products, COMPANY warrants that COMPANY owns or has a right to use all intellectual property rights associated with the Products manufactured by COMPANY and has all rights necessary to grant to BOSCH the license rights and licenses expressly set forth in this Agreement.

5.4 Remedy for Intellectual Property Warranty. Upon any breach of the warranty set forth in Section 5.3, COMPANY must at its own expense procure for each end user the right to continue using the Products manufactured by COMPANY.

5.5 Warranty Limitation. THE WARRANTIES SET FORTH ABOVE FOR THE PRODUCTS PROVIDED HEREUNDER ARE COMPLETE AND ARE IN LIEU OF ALL OTHER CONDITIONS, REPRESENTATIONS, AND WARRANTIES, EXPRESS OR IMPLIED BY STATUTE, USAGE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER OR PRIOR STATEMENT, WRITTEN OR ORAL, COMPANY MAKES NO OTHER WARRANTIES REGARDING THE QUALITY OF ITS PRODUCTS.

5.6 Value Added Products. COMPANY warrants that Products delivered to BOSCH for use in Value Added Products are of such similar quality as COMPANY'S other products. COMPANY does not warrant and assumes no obligation for COMPANY'S products that are altered, modified or otherwise included in any Value Added Product. COMPANY does not warrant and assumes no obligations for Value Added Products sold by BOSCH.

6. Indemnification.

6.1 Indemnification by COMPANY.
6.1.1 COMPANY agrees to indemnify, defend and hold BOSCH and its officers, directors, employees, agents and representatives free and harmless from and against any and all claims, actions, suits, liability, loss, damages, (not including fees for legal counsel) arising out of or in connection with: (i) bodily injury, death, and/or property damage arising from a defect in any of the Products supplied by COMPANY. Further, COMPANY's indemnification obligation set forth in this paragraph shall be subject to the provisions of Sections 6.1.2 and 6.1.3.

6.1.2 Notwithstanding the foregoing, COMPANY will have no obligations under Section 6.1.1 for any claims arising from any value added products or from defect in any Products resulting from the improper or unauthorized use of the Products.

6.1.3 Notwithstanding anything contained in this Section 6.1 to the contrary, COMPANY's indemnification obligations shall only apply to indemnification claims asserted within two (2) years of the event giving rise to the claim.

6.2 Indemnification by BOSCH.

6.2.1 BOSCH shall sell all Products subject to the warranties set forth in Section 5. BOSCH shall indemnify and hold COMPANY harmless from any and all cost and expenses (including actual fees for legal counsel) arising from or in connection with RESELLER's failure to include with the Products information containing the Warranties and instructional materials set forth in Section 5 of this Agreement.

6.2.2 BOSCH agrees to indemnify, defend and hold COMPANY and its officers, directors, employees, agents and representatives free and harmless from and against any and all claims, actions, suits, liability, loss, damages, costs, (not including fees for legal counsel) arising out of or in connection with: (i) BOSCH's negligence or willful misconduct; provided, however, if there is also negligence or willful misconduct by COMPANY, this indemnity shall be administered on a comparative fault basis. Further, BOSCH's indemnification obligation set forth in this paragraph shall be subject to the provisions of Section 6.2.3.

6.2.3 Notwithstanding anything contained in this Section 6.2 to the contrary, BOSCH's indemnification obligations arising in connection with Section 6.2.2 shall only apply to indemnification claims asserted within two (2) years of the event giving rise to the claim.

7. Intellectual Property Matters.

7.1 Trademarks and Trade Names. During the Term and any extension thereof, BOSCH shall have the right to publish and announce to prospective customers it is the authorized BOSCH of the Products. Except as provided in this Section 7.1, BOSCH shall not use in any way, or remove, alter or change in any way, any trademarks, trade names, logotypes or other commercial symbols of COMPANY (the "Marks") on any of the Products, or otherwise, without the prior written consent of COMPANY, which consent may be reasonably withheld. BOSCH acknowledges COMPANY's exclusive ownership of the Marks and that its use thereof inures solely to COMPANY's benefit. BOSCH or its customers shall not attempt to obtain registration of the Marks, and shall not debrand, rebrand or private label any of the Products. BOSCH acknowledges that the rights granted thereunder do not constitute a license or franchise of the Marks and that BOSCH has acquired no right, title or interest in any of the Marks except as explicitly provided herein.

7.3 Proprietary Information. BOSCH shall not disclose, without obtaining the prior consent of COMPANY, to any person, other than shareholders, officers, and employees of COMPANY or any persons to whom disclosure is reasonably necessary or appropriate, any material, confidential information obtained by BOSCH which pertains to any of COMPANY's clients, marketing, procedures, practices, pricing, financial condition, or methods which is not a matter of public knowledge and the disclosure of which is not required for the performance of BOSCH's duties.

8. Term and Termination.

8.1 Term. 5 years with first right of refusal to renew on the 5th year for 5 to 10 more years if available (negotiated terms will have to be confirmed and agreed upon). BOSCH's appointment and rights of the Products shall commence on the execution of this Agreement and continue for 5 years.

8.2.4 The Term shall immediately terminate if BOSCH becomes bankrupt or insolvent or financial instability.

8.2.5 BOSCH may elect to terminate the Term if COMPANY fails to abide by the terms of this Agreement by providing COMPANY with written notice of such termination within Thirty (30) days of any alleged breach by COMPANY.

8.3 Consequences of Termination. Upon the termination of the Term:

8.3.1 BOSCH shall immediately cease all exclusivity with COMPANY and shall discontinue all references to such designation and the use of the Marks.

8.3.2 All sums which either party then owes or that become due after the date of termination to the other hereunder shall become immediately due.

8.3.3 Unless the termination is pursuant to Section 8.2.5, all remaining obligations of COMPANY to make deliveries and sales shall immediately cease.

9. Miscellaneous.

9.1 Relationship of Parties. COMPANY and BOSCH each hereby acknowledge that they are independent entities and are not subject to the control of the other party hereto in any manner except as specifically provided in this Agreement. Nothing herein shall be construed to make the parties hereto partners or joint ventures, or to render either party liable for any of the debts or obligations of the other party hereto. The parties shall be considered independent contractors hereunder, and neither party shall have the power or authority to bind the other party with respect to any third party.

9.2 Notice. All notices and other communications required or permitted to be given under this Agreement or by applicable law will be deemed to have been given if reduced to writing and delivered by hand, nationally recognized overnight courier using next business day service, or certified mail, postage prepaid and return receipt requested, to the party who is to receive such notice at the address specified herein, or to such other address as may be given by either party in writing. When so mailed, the notice will be deemed to have been given as of the date it was mailed.

9.3 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.

9.4 Waiver. No delay or failure by either party to exercise any right, power or remedy with regard to any breach or default by the other party under this Agreement shall impair any such right, power or remedy and shall not be construed to be a waiver of any breach or default of the same or any other provision of this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any party of or to any breach or default by the other party shall be effective only if in writing and shall not be construed to be a waiver, permit, consent or approval of or to any succeeding breach or default or a waiver of any provision of this Agreement.

9.5 Nonassignability. Neither this Agreement nor any rights or obligations of BOSCH hereunder shall be assignable or transferable by BOSCH, in whole or in part, by operation of law or otherwise, without the prior written consent of COMPANY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

9.6 Survival. Except as otherwise expressly set forth herein, the termination of BOSCH's appointment as an authorized BOSCH will not affect any accrued rights or liabilities of either party nor will it affect the coming into force or continuation in force of any other clauses and provisions of this Agreement which are expressly or by implication intended to survive the termination of BOSCH's appointment as an authorized BOSCH.

9.7 Applicable Law. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the United State of America, the State of California, Los Angeles County, without regard to conflicts of law principles. The parties hereby agree to the jurisdiction and venue of any state or federal court located within Los Angeles County, California. Each party waives any objection based on forum non convenient and any objection to venue of any action instituted hereunder.

9.8 Third Party Beneficiaries. Except as expressly set forth in this Agreement, none of the provisions of this Agreement are intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

9.9 Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof and no change in, modification of or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by both of the parties hereto subsequent to the execution of this Agreement.

9.10 Severability of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.

9.11 Confidentiality. The provisions of this Agreement are deemed to be confidential information and BOSCH shall not without COMPANY'S prior written consent, divulge any of the provisions set forth in this Agreement.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.
EFFECTIVE as of the date first written above.

9.10 Severability of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.

9.11 Confidentiality. The provisions of this Agreement are deemed to be confidential information and BOSCH shall not without COMPANY'S prior written consent (COMPANY'S written consent shall be via email correspondence containing a hand written signature from Anil Patel, Chirag Patel and/or Steven Senft), divulge any of the provisions set forth in this Agreement.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

9.13 Strategic Alliance. Strategic Alliance as it is used in this Agreement describes the relationship between COMPANY as the supplier of Products and BOSCH as the distributor and/or reseller of Products, within the Term and Territory as defined in this Agreement. Strategic Alliance does not constitute the granting to BOSCH from COMPANY any rights, title or interest in COMPANY, the Products or any intellectual property (including any license or franchise rights to Products). The use of Strategic Alliance in this Agreement bears no additional obligations to COMPANY for any claims arising from Products except as explicitly provided herein. Strategic Alliance does not constitute the granting to COMPANY from BOSCH any rights, title or interest in BOSCH. The use of Strategic Alliance in this Agreement bears no additional obligations to BOSCH for any claims arising from Products except as explicitly provided herein.

9.14 Co-Marketing. COMPANY and BOSCH may at times independently or jointly promote the sale of the Products. Any marketing materials (including but not limited to materials used at trade shows, in product lists, in marketing information, in trade journals, in magazines, in other publications, in press releases and other publicity and sales materials through the parties' print and online channels) used by the parties jointly or independently are in no way construed to grant to BOSCH from COMPANY any rights, title or interest in COMPANY, the Products or any intellectual property (including any license or franchise rights to Products). Any such marketing materials used by the parties jointly or independently are in no way construed to grant to COMPANY from BOSCH any rights, title or interest in BOSCH.

9.15 Distribution Rights. "Distribution rights" as it is used in this Agreement describes solely BOSCH'S ability to resell Products purchased from COMPANY, within the Term and Territory as defined in this Agreement. Distribution rights do not constitute the granting to BOSCH from COMPANY any rights, title or interest in COMPANY, the Products or any intellectual property (including any license or franchise rights to Products).

This Agreement supersedes any earlier signed versions of this Agreement and is EFFECTIVE as of May 20, 2015.

Cru Global Innovations, LLC	Bosch Media, LLC dba Bosch	James Schramm, an Individual	Bosch International, LLC.
By: Anil Patel Title: Managing Member Date: May 20, 2015	By: James Schramm Title: Date: May 20, 2015	By: James Schramm, an Individual Date: May 20, 2015	By: James Schramm Title: Date: May 20, 2015

EXHIBIT A

PRODUCTS AND PRICING SCHEDULE

"Nano Printed Lights" or "Light Sheets" (the "Products")

PRICING SCHEDULE: PRICE OF PRODUCTS: BOSCH's cost for the product is .35 (thirty five cents) per sq. inch. BOSCH has the freedom to price product out and can sell to generate margins, profit as they see fit.

PRICE OF PRODUCTS TO MARKET: The established market price is 60 to 80 cents per square inch. The price for large orders and/or clients range from 45 cents per square inch to 59 cents per square inch.

PRICE AND EXPENSES FOR BOSCH: All Costs, Marketing, sales reports/delivery, sales staff, office locations and expense as well as miscellaneous delivery costs accrued by RESELLER (including its subsidiaries and affiliates) by reason of and in connection with the products is the sole responsibility of BOSCH. All manufacturing costs will be the responsibility of COMPANY. BOSCH is responsible for shipping and delivery cost of product.